                                         EXHIBIT 99.1

News
For Immediate Release
4 Landmark Square Suite 400 Stamford, CT 06901 Telephone: (203) 975-7110 Fax: (203) 975-7902

Contact: Robert B. Lewis (203) 406-3160

SILGAN INCREASES DIVIDEND
AND DECLARES QUARTERLY DIVIDEND

STAMFORD, CT, February 16, 2012-- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of rigid packaging for consumer goods products, announced today that based on its continued strong financial performance and business prospects its Board of Directors declared a $0.12 per share quarterly cash dividend, payable on March 26, 2012 to the holders of record of the common stock of the Company on March 12, 2012.  This represents a 9.1% increase in the Company’s quarterly cash dividend, which the Company has increased every year since it began paying cash dividends in 2004.

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Silgan Holdings is a leading supplier of rigid packaging for consumer goods products with annual net sales of approximately $3.5 billion in 2011.  Silgan operates 82 manufacturing facilities in North and South America, Europe and Asia.  Silgan is a leading supplier of metal containers in North America and Europe, and a leading worldwide supplier of metal, composite and plastic vacuum closures for food and beverage products.  In addition, Silgan is a leading supplier of plastic containers for personal care products in North America.

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